CONSENT OF AMPER, POLITZINER & MATTIA P.A.

       We consent to the incorporation by reference in Registration Statement No. 333-36353 of French Fragrances, Inc. on Form S-3 of our report dated March 30, 1999 on our audits of the financial statements of Paul Sebastian, Inc. as of and for the year ended December 31, 1997 and 1998 included in this Form 8-K as to which the date is January 21, 1999.


AMPER, POLITZINER & MATTIA P.A.

Edison, NJ
April 5, 1999